Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces 2014 Asset, Loan, Deposit and Net Income Growth of 9%, 10%, 6% and 8%, Respectively
LOWELL, MA-(GlobeNewswire)-(January 29, 2015) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the year ended December 31, 2014 amounted to $14.7 million, an increase of $1.1 million, or 8%, compared to the year ended December 31, 2013. Diluted earnings per share were $1.44 for the year ended December 31, 2014, an increase of 6% compared to the year ended December 31, 2013. Net income for the three months ended December 31, 2014 amounted to $4.0 million, an increase of $516 thousand, or 15%, compared to the same three-month period in 2013. Diluted earnings per share were $0.39 for the three-month period ended December 31, 2014, an increase of 11% compared to the same period in 2013.

As previously announced on January 20, 2015, the Company declared a quarterly dividend of $0.125 per share to be paid on March 2, 2015 to shareholders of record as of February 9, 2015. The quarterly dividend represents a 4.2% increase over the 2014 dividend rate.

Chief Executive Officer Jack Clancy commented, “Total assets now exceed $2 billion. In 2014, loans increased by $149 million, or 10%, deposits, excluding brokered deposits, increased by $99 million, or 6%, and average deposits, excluding brokered deposits, increased $124 million, or 8%. Our growth and operating results continue to be driven by the collective efforts and contributions of our dedicated Enterprise team through active community involvement, relationship building and a customer-focused mindset, market expansion, and our progressive product and service offerings. Our comprehensive and progressive services include advanced commercial lending, cash management, digital banking, wealth management, trust services and insurance services. Strategically, our focus remains on organic growth and continually planning for and investing in our future.”
President Richard Main added, “The deposits that are made at Enterprise Bank become loans to the businesses and non-profit organizations that sustain our local economy and provide funding for the mortgages that strengthen and stabilize the neighborhoods in which we all live. We are proud to say, since our inception 26 years ago, Enterprise Bank has now made over $6 billion in loans to our local businesses, non-profits and individuals in the communities we serve.”

Founder and Chairman of the Board George Duncan commented, “We continue to have strong growth and the December quarter represents our 101st consecutive profitable quarter. These are significant achievements. This stability in earnings and our track record of growth through both good and bad times have allowed us to continue to be a constant driving force in the market, which we believe helps foster our success. We have an unwavering commitment to help drive our regional economy by assisting businesses and non-profits with the resources they need to grow their enterprise and to support our communities by making better places to live and work.”

Results of Operations
The Company's 2014 growth has contributed to increases in net interest income, non-interest income and non-interest expenses in both the year and the current quarter, as compared to the same periods in 2013. Net income also benefited from an increase in net gains on sales of investment securities and a lower loan loss provision, as compared to the 2013 periods.

Net interest income for the year ended December 31, 2014 amounted to $71.2 million, an increase of $5.4 million, or 8%, compared to the year ended December 31, 2013. Net interest income for the three months ended December 31, 2014 amounted to $18.8 million, an increase of $1.6 million, or 9%, compared to the same period in 2013. This increase in net interest income was due primarily to loan growth, partially offset by a decrease in tax equivalent net interest margin (“margin”). Average loan balances (including loans held for sale) increased $145.7 million and $156.3 million for the year and three months ended December 31, 2014, respectively, compared to the same 2013 period averages. Margin was 4.02% for the year ended December 31, 2014, compared to 4.07% for the year ended December 31, 2013. Margin was 4.01% for the quarter ended December 31, 2014, which is relatively consistent with the quarterly margin of 4.02% at September 30, 2014 and down slightly from 4.04% at December 31, 2013.

For the years ended December 31, 2014 and 2013, the provision for loan losses amounted to $1.4 million and $3.3 million, respectively. For the quarters ended December 31, 2014 and 2013, the provision for loan losses amounted to $230 thousand and $1.4 million, respectively. In determining the provision to the allowance for loan losses, management takes into consideration the level of loan growth and an estimate of credit risk, which includes such items as adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. Loan growth for the year ended December 31, 2014 was $148.5 million, compared to $164.4 million during the year ended December 31, 2013. Total non-performing loans as a percentage of total loans declined to 1.02% at December 31, 2014, compared to 1.20% at December 31, 2013. The balance of the allowance for loan losses allocated to impaired loans amounted to $2.2 million at December 31, 2014, compared to $4.4 million at December 31, 2013. For the years ended December 31, 2014 and December 31, 2013, the Company recorded net charge-offs of $1.2 million and $566 thousand, respectively. The majority of the current charge-offs were previously allocated specific reserves on commercial relationships for which management deemed collectability of amounts due was unlikely based on current realizable collateral values. This reduction in specific reserves, a lower level of loan growth in the current year, and improving credit characteristics of the portfolio contributed to the decline in the 2014 provision for loan losses and the overall allowance to total loan ratio at December 31, 2014, compared to the prior year. The allowance for loan losses to total loans ratio was 1.62% at December 31, 2014 and 1.77% at December 31, 2013.
Non-interest income for the year ended December 31, 2014 amounted to $14.4 million, an increase of $640 thousand, or 5%, compared to the year ended December 31, 2013. Non-interest income for the three months ended December 31, 2014 amounted to $4.1 million, an increase of $717 thousand, or 21%, compared to the same period in 2013. The increase in non-interest income for the year resulted primarily from increases in net gains on sales of investment securities, investment advisory fee income, deposit and interchange fee income and miscellaneous other income, partially offset by lower levels of gains on loan sales in the current year. In the prior year, other income also included gains of $121 thousand on other real estate owned ("OREO") sales. The increase in non-interest income for the quarter was due primarily to increases in net gains on sales of investment securities.

For the year ended December 31, 2014, non-interest expense amounted to $62.0 million, an increase of $6.2 million, or 11%, over the prior year. Non-interest expense for the quarter ended December 31, 2014 amounted to $16.6 million, an increase of $2.5 million, or 18%, compared to the same period in the prior year. Increased expenses over the prior year related to salaries and benefits, occupancy, technology, advertising and public relations and miscellaneous other expenses were due primarily to the Company's strategic growth initiatives. The current quarter also included increased advertising and public relations expenses, due to the timing of our community recognition event, while salaries and benefits expenses included a net cost of approximately $161 thousand compared to a net benefit of $337 thousand during the same quarter in 2013, due primarily to the effect of changing interest rates on certain accrued benefit plans.

Key Financial Highlights

▪
Total assets amounted to $2.02 billion at December 31, 2014 as compared to $1.85 billion at December 31, 2013, an increase of $172.3 million, or 9%. Since September 30, 2014, total assets increased $59.5 million, or 3%.

▪	Total loans amounted to $1.67 billion at December 31, 2014, an increase of $148.5 million, or 10%, since December 31, 2013. Since September 30, 2014, total loans increased $59.8 million, or 4%.

▪
Total deposits, excluding brokered deposits, were $1.68 billion at December 31, 2014 as compared to $1.58 billion at December 31, 2013, an increase of $98.9 million, or 6%. Since September 30, 2014, total deposits, excluding brokered deposits, were relatively flat. Brokered deposits were $85.2 million at both December 31, 2014 and September 30, 2014 and $51.6 million at December 31, 2013.

▪
Investment assets under management amounted to $674.6 million at December 31, 2014 as compared to $667.3 million at December 31, 2013, an increase of $7.3 million, or 1%. Since September 30, 2014, investment assets under management increased $7.9 million, or 1%.

▪
Total assets under management amounted to $2.76 billion at December 31, 2014, compared to $2.59 billion at December 31, 2013, an increase of $171.0 million, or 7%. Since September 30, 2014, total assets under management increased $71.0 million, or 3%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire towns of Derry, Hudson, Nashua, Pelham and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents:
Cash and due from banks	$30,044	$41,362
Interest-earning deposits	10,102	10,153
Fed funds sold	—	2,218
Total cash and cash equivalents	40,146	53,733
Investment securities at fair value	245,065	215,369
Federal Home Loan Bank stock	3,357	4,324
Loans held for sale	2,371	1,255
Loans, less allowance for loan losses of $27,121 at December 31, 2014 and $26,967 at December 31, 2013	1,645,483	1,497,089
Premises and equipment	30,370	29,891
Accrued interest receivable	6,733	6,186
Deferred income taxes, net	12,852	13,927
Bank-owned life insurance	16,315	15,902
Prepaid income taxes	770	443
Prepaid expenses and other assets	13,110	6,150
Goodwill	5,656	5,656
Total assets	$2,022,228	$1,849,925
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$1,768,546	$1,635,992
Borrowed funds	58,900	36,534
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	16,441	14,675
Accrued interest payable	566	565
Total liabilities	1,855,278	1,698,591
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 10,207,943 shares issued and outstanding at December 31, 2014 (including 157,694 shares of unvested participating restricted awards) and 9,992,560 shares issued and outstanding at December 31, 2013 (including 170,365 shares of unvested participating restricted awards)	102	100
Additional paid-in capital	57,130	52,936
Retained earnings	105,951	96,153
Accumulated other comprehensive income	3,767	2,145
Total stockholders’ equity	166,950	151,334
Total liabilities and stockholders’ equity	$2,022,228	$1,849,925

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Interest and dividend income:
Loans and loans held for sale	$18,737	$17,543	$71,854	$67,673
Investment securities	1,300	954	4,504	3,381
Other interest-earning assets	31	28	115	68
Total interest and dividend income	20,068	18,525	76,473	71,122
Interest expense:
Deposits	997	1,015	4,028	4,058
Borrowed funds	5	4	38	96
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	1,296	1,313	5,243	5,331
Net interest income	18,772	17,212	71,230	65,791
Provision for loan losses	230	1,379	1,395	3,279
Net interest income after provision for loan losses	18,542	15,833	69,835	62,512
Non-interest income:
Investment advisory fees	1,167	1,122	4,618	4,285
Deposit and interchange fees	1,309	1,270	5,036	4,788
Income on bank-owned life insurance, net	100	113	413	459
Net gains on sales of investment securities	789	208	1,619	1,239
Gains on sales of loans	123	64	406	792
Other income	661	655	2,340	2,229
Total non-interest income	4,149	3,432	14,432	13,792
Non-interest expense:
Salaries and employee benefits	10,177	8,304	38,029	33,551
Occupancy and equipment expenses	1,634	1,527	6,515	6,035
Technology and telecommunications expenses	1,323	1,206	5,167	4,647
Advertising and public relations expenses	996	661	2,928	2,708
Audit, legal and other professional fees	401	478	1,695	1,742
Deposit insurance premiums	318	298	1,169	1,118
Supplies and postage expenses	277	248	1,053	967
Investment advisory and custodial expenses	143	146	552	540
Other operating expenses	1,377	1,260	4,923	4,516
Total non-interest expense	16,646	14,128	62,031	55,824
Income before income taxes	6,045	5,137	22,236	20,480
Provision for income taxes	2,045	1,653	7,585	6,951
Net income	$4,000	$3,484	$14,651	$13,529

Basic earnings per share	$0.39	$0.35	$1.45	$1.37
Diluted earnings per share	$0.39	$0.35	$1.44	$1.36

Basic weighted average common shares outstanding	10,175,645	9,974,528	10,118,762	9,862,678
Diluted weighted average common shares outstanding	10,279,099	10,065,286	10,209,243	9,950,609

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the year ended December 31, 2014	At or for the year ended December 31, 2013

BALANCE SHEET AND OTHER DATA
Total assets	$2,022,228	$1,849,925
Loans serviced for others	64,122	72,711
Investment assets under management	674,604	667,330
Total assets under management	$2,760,954	$2,589,966

Book value per share	$16.35	$15.14
Dividends paid per common share	$0.48	$0.46
Total capital to risk weighted assets	11.27%	11.35%
Tier 1 capital to risk weighted assets	9.93%	10.00%
Tier 1 capital to average assets	8.41%	8.48%
Allowance for loan losses to total loans	1.62%	1.77%
Non-performing assets	$17,997	$18,460
Non-performing assets to total assets	0.89%	1.00%

INCOME STATEMENT DATA
Return on average total assets	0.76%	0.78%
Return on average stockholders’ equity	9.20%	9.32%
Net interest margin (tax equivalent)	4.02%	4.07%